Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-164642) of Oplink Communications, Inc. of our reports dated September 14, 2012 relating to the consolidated financial statements, financial statement schedule and the internal control over financial reporting, which appear in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
September 14, 2012